UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

APPLE HOSPITALITY REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)

Virginia	26-1379210
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

814 East Main Street, Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:  None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares, no par value
(Title of class)

Explanatory Note

As contemplated by the Agreement and Plan of Merger, dated as of August 7, 2013, as amended, among Apple Hospitality REIT, Inc. (formerly Apple REIT Nine, Inc. and referred to herein as the “Company”), Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple Seven Acquisition Sub, Inc. and Apple Eight Acquisition Sub, Inc., the Company has terminated its advisory agreements with Apple Nine Advisors, Inc. and Apple Suites Realty Group, Inc.  In connection with such terminations, the Company’s Series B preferred shares were converted into Company common shares and the Company’s Series A preferred shares automatically terminated, all in accordance with the provisions of the Company’s articles of incorporation.  Accordingly, the Company hereby amends its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2009 (the “Form 8-A”) to remove the description of the Company’s Units (each consisting of one common share, no par value, and one Series A preferred share, no par value) and provide a description of the Company’s common shares.

Item 1 and Item 2 of the Form 8-A are hereby amended and restated as follows:

Item 1.                      Description of Registrant’s Securities to be Registered.

The Company hereby incorporates by reference the description of its common shares provided under the heading “Description of Apple Nine Common Shares” in the joint proxy statement/prospectus filed by the Company with the SEC on January 16, 2014.

Item 2.                      Exhibits.

Exhibit No.	Description
3.1
Amended and Restated Articles of Incorporation of Apple Hospitality REIT, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2014).

3.2	Amended and Restated Bylaws of Apple Hospitality REIT, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 6, 2014	APPLE HOSPITALITY REIT, INC.

	By:	/s/ Glade M. Knight
Glade M. Knight
Chairman and Chief Executive Officer